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                                                                     EXHIBIT 15b


                               THE SMALL CAP FUND
                       A Series of Performance Funds Trust
                              125 West 55th Street
                            New York, New York 10019



                                                               September 5, 1997


Performance Funds Distributor, Inc.
125 West 55th Street
New York, New York 10019


              Rule 12b-1 Distribution Plan and Agreement Supplement

Dear Sirs or Madams:

        This will confirm the agreement between Performance Funds Trust (the "Trust") and Performance Funds Distributor Inc. ("PFD" or the "Distributor") as follows:

        The Small Cap Fund (the "Fund") is a series portfolio of the Trust which has been organized as a business trust under the laws of the State of Delaware and is an open-end management investment company. The Trust and the Distributor have entered into a Rule 12b-1 Distribution Plan and Agreement, dated March 1, 1993 (as from time to time amended and supplemented, the "Master Agreement"), pursuant to which the Distributor has agreed to pay broker-dealers and other financial intermediaries for rendering certain distribution related services, as more fully set forth therein. Certain capitalized terms used without definition in this Supplement have the meaning specified in the Master Agreement.

        The Trust agrees with the Sponsor as follows:

        1. Adoption of Master Agreement. The Master Agreement is hereby adopted for the Fund. The Fund shall be one of the "Funds" referred to in the Master Agreement; and its shares shall be a "Series" of shares as referred to therein.

        2. Payment of Fees. Fees for services rendered pursuant tot he Master Agreement and this Supplement are paid in accordance with paragraph 3 of the Master Agreement and at an annual rate not in excess of 0.35% of the average daily value of the net assets of the Fund. Notwithstanding the foregoing, for the first six months of operations, the Distributor hereby agrees to receive as full compensation for all services rendered to the Fund a monthly fee based upon the average daily value of the net assets of the Fund calculated at an annual rate not in excess of 0.25%.

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        If the foregoing correctly sets forth the agreement between the Trust and the Distributor, please so indicate by signing and returning to the Trust the enclosed copy hereof.

                                                 Very truly yours,

                                                 THE SMALL CAP FUND, a Series of
                                                 Performance Funds Trust



                                                 By:
                                                     ---------------------------
                                                 Title: Secretary


The foregoing Plan and
Agreement is hereby agreed
to as of the date hereof:

PERFORMANCE FUNDS DISTRIBUTOR, INC.



By:
     -----------------------------------------
Title:  President